Exhibit 99.1

Earnings Results & Supplemental Information
For the Three and Nine Months Ended September 30, 2024

CELEBRATING

30 YEARS

NYSE:MAC

1994-2024

MACERICH®

The Macerich Company
Earnings Results & Supplemental Information
For the Three and Nine Months Ended September 30, 2024

Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
September 30, 2024

We own 45 million square feet of real estate consisting primarily of interests in 41 regional retail centers that serve as community cornerstones. As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. We are firmly dedicated to advancing environmental goals, social good and sound corporate governance. As a recognized leader in sustainability, The Macerich Company (the “Company”) has achieved a #1 GRESB ranking for the North American retail sector for ten consecutive years (2015-2024).

General Updates:

We recently closed on the acquisition of our partner’s 40% interest in the Pacific Premier Retail Trust (PPRT) portfolio on October 24, 2024. PPRT owns Fortress asset Los Cerritos Center, Fortress Potential asset Washington Square, and Lakewood Center. The acquisition price was $122 million, and the implied weighted average cap rate was 7.4%. This follows the second quarter closing of the acquisitions of our partner’s interests in Arrowhead Towne Center and South Plains Mall, with Arrowhead priced at a 7.2% cap rate. These acquisitions are consistent with our stated strategic objective of opportunistically consolidating selected ownership of our portfolio over time. We also continue to focus on other potential disposition transactions aimed at improving our balance sheet and refining our portfolio quality. We currently have approximately $1.17 billion of potential disposition activity either completed (including the previous sales of Country Club Plaza and Biltmore Fashion Park) or in process, which is expected to include asset sales, lender give-backs, and possible loan modifications. This is approximately 60% of the approximately $2.0 billion total disposition activity that was embedded within our initial Path Forward Plan. The remaining 40% includes among others one mall asset that we intend to either market for sale or engage the lender in transition discussions during early 2025, as well as numerous outparcels, large boxes and non-enclosed mall assets. We believe these selected assets present an opportunity for sales at attractive pricing levels. We anticipate those transactions will take place over the next several quarters.

We also continue to find attractive financing opportunities in the debt capital markets for Class-A regional retail centers. Notably, two weeks ago we closed on a five-year refinance of Queens Center at an extremely attractive fixed interest rate of 5.37%. This is a major reason we believe we have room to potentially outperform our five-year refinance plan and to possibly achieve even greater FFO growth.

We remain extremely pleased with the pace and quality of leasing. We leased 2.6 million square feet during the first nine months of 2024. We currently have a new store leasing pipeline of 2.5 million square feet of committed leases. The impact of that pipeline of pending, new store leases is expected to produce incremental total rent of approximately $80 million at our share in excess of the rent generated from prior uses in those same spaces. Approximately $26 million of this rent impacts 2024, and the remaining approximately $54 million is expected to impact 2025 through 2027. On a forward-looking basis, year-to-date through September 30, 2024, we have internally approved 4.3 million square feet of new and renewal leases, representing an 85% increase in approved leasing volume (based on square feet) relative to the same period in 2023. This volume of approved leasing deals should serve to further propel and increase our existing lease pipeline and future volumes of signed leases.

Results for the Quarter:

•The net loss attributable to the Company was $108.2 million or $0.50 per share-diluted during the third quarter of 2024, compared to the net loss attributable to the Company of $262.5 million or $1.22 per share-diluted attributable to the Company for the quarter ended September 30, 2023.

•Funds from Operations (“FFO”) excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments was $86.0 million or $0.38 per share-diluted during the third quarter of 2024, compared to $100.6 million or $0.45 per share-diluted for FFO excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments for the quarter ended September 30, 2023.

•Same center net operating income (“NOI”), excluding lease termination income, increased 1.9% in the third quarter of 2024 compared to the third quarter of 2023 and increased 1.9% when including lease termination income.

•Portfolio tenant sales per square foot for space less than 10,000 square feet for the trailing twelve months ended September 30, 2024 were $834 compared to $835 for the quarter ended June 30, 2024, and compared to $847 for the quarter ended September 30, 2023. Portfolio tenant sales for the nine months ended September 30, 2024 from comparable spaces less than 10,000 square feet decreased modestly by 1.0% compared to the same period ended September 30, 2023.

The Macerich Company
Executive Summary
September 30, 2024
•Portfolio occupancy as of September 30, 2024 was 93.7%, a 0.3% increase compared to the 93.4% occupancy rate at September 30, 2023 and a 0.4% increase compared to the 93.3% occupancy rate at June 30, 2024.

•Base rent re-leasing spreads were 11.9% greater than expiring base rent for the trailing twelve months ended September 30, 2024. This was the twelfth consecutive quarter of positive base rent leasing spreads.

•During the third quarter of 2024, we signed leases for 831,000 square feet, a 16% increase in leased square footage compared to the third quarter of 2023, on a comparable center basis. Year-to-date through September 30, 2024, we have leased 2.6 million square feet of space, a 14% decrease compared to the same period in 2023. When considering the previously mentioned strong volume of internal lease approvals during the first nine months of 2024, we believe we are on track to meet or exceed the historic pace of leasing that has transpired since the pandemic, which averaged nearly 3.8 million square feet per year during each of 2021, 2022 and 2023.

Balance Sheet:

Since June 30, 2024, we were actively engaged in numerous transactions, including the following financing, acquisition, and disposition activity:

•On July 31, 2024, we sold our 50% interest in Biltmore Fashion Park in Phoenix, AZ, for $110 million at an implied 6.5% cap rate.

•On August 22, 2024, we closed an $85 million, ten-year refinance of the loan on The Mall of Victor Valley. The new loan bears interest at a fixed rate of 6.72%, is interest only during the entire loan term, and matures on September 6, 2034.

•On October 24, 2024, we closed on the acquisition of our partner’s 40% interest in the PPRT portfolio. The acquisition price was $122 million, and the implied weighted average cap rate was 7.4%. This transaction was funded by proceeds raised from sales of common stock pursuant to our at-the-market common equity offering program (ATM Program).

•On October 28, 2024, we closed a $525 million, five-year refinance of the loan on Queens Center. The new loan, which replaced the existing $600 million loan, bears interest at a fixed rate of 5.37%, is interest only during the entire loan term, and matures on November 6, 2029.

•We are under contract to sell The Oaks for $157 million, and expect to close during the fourth quarter of 2024, subject to customary closing conditions.

•During the third quarter of 2024, we sold 9.4 million shares of common stock for $151.7 million of proceeds through our ATM Program at a weighted average share price of $16.14. These proceeds were used to fund the PPRT acquisition and reduce leverage on Queens Center.

As of the date of this filing, we had approximately $667 million of liquidity, including $505 million of available capacity on our $650 million revolving line of credit.

Guidance:

On April 30, 2024, due to the Company’s implementation of its Path Forward Plan and the uncertainty regarding the timing, extent, and impact of any transactions we have or will undertake to implement the Plan, we withdrew our previously published 2024 guidance and are not providing an updated outlook at this time.

Fiscal Year 2024 Guidance
Dividend:

On October 31, 2024, we announced a quarterly cash dividend of $0.17 per share of common stock. The dividend is payable on December 2, 2024 to stockholders of record at the close of business on November 12, 2024.

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on November 6, 2024 at 10:00 a.m. Pacific Time. To listen to the call, please visit the website at least 15 minutes prior to the call-in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

The Macerich Company
Executive Summary
September 30, 2024
About Macerich and this Document:

The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional retail centers throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.

As of the date of this filing, the Operating Partnership owned or had an ownership interest in 45 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 41 regional retail centers, three community/power shopping centers and one redevelopment property. These 45 centers are referred to hereinafter as the “Centers” unless the context requires otherwise.
All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at https://investing.macerich.com/, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found though social media platforms such as LinkedIn and Twitter.

The Company presents certain measures in this document on a pro rata basis, which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures, and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note: This document contains statements that constitute forward-looking statements, which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results, including the Path Forward Plan and its ability to meet the established goals under such Plan, as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, including the impact of rising interest rates and inflation, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing, and cost of operating and capital expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including rising inflation, supply chain disruptions and construction delays), and acquisitions and dispositions; the adverse impacts from any future pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence, which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2023, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2024	2023	2024	2023
Revenues:
Leasing revenue	$203,448	$197,305	$593,061	$589,003
Other income	9,689	13,403	29,372	34,143
Management Companies' revenues	7,087	7,444	22,095	22,234
Total revenues	220,224	218,152	644,528	645,380
Expenses:
Shopping center and operating expenses	75,128	76,358	219,761	216,793
Management Companies' operating expenses	18,843	16,513	57,492	52,852
Leasing expenses	9,862	8,777	29,974	26,880
REIT general and administrative expenses	6,010	5,910	20,649	21,692
Depreciation and amortization	73,299	70,755	213,326	212,596
Interest expense (a)	57,099	53,380	149,054	147,507
Total expenses	240,241	231,693	690,256	678,320
Equity in loss of unconsolidated joint ventures	(74,931)	(107,465)	(205,044)	(176,235)
Income tax (expense) benefit	(545)	(1,672)	421	(161)
Loss (gain) on sale or write down of assets, net (a)	(16,605)	(149,287)	272,306	(135,229)
Net (loss) income	(112,098)	(271,965)	21,955	(344,565)
Less net (loss) income attributable to noncontrolling interests	(3,909)	(9,418)	4,865	(8,321)
Net (loss) income attributable to the Company	$(108,189)	$(262,547)	$17,090	$(336,244)
Weighted average number of shares outstanding - basic	218,420	215,632	216,884	215,461
Weighted average shares outstanding, assuming full conversion of OP Units (b)	228,409	224,611	226,945	224,441
Weighted average shares outstanding - Funds From Operations ("FFO") - diluted (b)	228,409	224,611	226,945	224,441
Earnings per share ("EPS") - basic	$(0.50)	$(1.22)	$0.08	$(1.56)
EPS - diluted	$(0.50)	$(1.22)	$0.08	$(1.56)
Dividend paid per share	$0.17	$0.17	$0.51	$0.51
FFO - basic and diluted (b) (c)	$81,225	$91,957	$247,470	$272,721
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$81,225	$95,046	$234,641	$272,462
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments (b) (c)	$85,968	$100,553	$248,665	$285,526
FFO per share - basic and diluted (b) (c)	$0.36	$0.41	$1.09	$1.22
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$0.36	$0.42	$1.03	$1.21
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments (b) (c)	$0.38	$0.45	$1.10	$1.27

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)Prior to June 13, 2024, the Company accounted for its investment in the Chandler Fashion Center and Freehold Raceway Mall ("Chandler Freehold") joint venture as a financing arrangement. As a result, the Company included in interest expense (i) $0 and a credit of $13,795 to adjust for the change in the fair value of the financing arrangement obligation during the three and nine months ended September 30, 2024, respectively; and an expense of $1,996 and a credit of $5,521 to adjust for the change in the fair value of the financing arrangement obligation during the three and nine months ended September 30, 2023, respectively; (ii) distributions of $0 and $1,565 to its partner representing the partner's share of net income for the three and nine months ended September 30, 2024, respectively; and $330 and $250 to its partner representing the partner's share of net income for the three and nine months ended September 30, 2023, respectively; and (iii) distributions of $0 and $966 to its partner in excess of the partner's share of net income for the three and nine months ended September 30, 2024, respectively; and $1,093 and $5,262 to its partner in excess of the partner's share of net income for the three and nine months ended September 30, 2023, respectively. On November 16, 2023, the Company acquired its partners' interest in Freehold Raceway Mall and as a result that property is no longer part of the financing arrangement and is 100% owned by the Company. On June 13, 2024, the partnership agreement between the Company and its partner was amended. As a result of this modification, the Company no longer accounts for its investment in Chandler Fashion Center as a financing arrangement and deconsolidated the joint venture and recorded a gain on sale of asset of $334.3 million during the three months ended June 30, 2024. Effective June 13, 2024, the Company accounts for its investment in Chandler Fashion Center under the equity method of accounting. References to "Chandler Freehold" for the period November 16, 2023 through June 13, 2024 shall be deemed to only refer to Chandler Fashion Center.

(b)The Operating Partnership has operating partnership units ("OP Units"). OP Units can be converted into shares of Company common stock. Conversion of the OP Units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO-diluted includes the effect of share and unit-based compensation plans. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles ("GAAP") measures. The National Association of Real Estate Investment Trusts ("Nareit") defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

Prior to June 13, 2024, the Company accounted for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognized financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excluded the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold, gain or loss on extinguishment of debt, accrued default interest expense and gain or loss on non-real estate investments.
FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold, impact associated with extinguishment of debt, accrued default interest expense and impact of non-cash changes in the market value of non-real estate investments provides useful supplemental information regarding the Company's performance as it shows a more meaningful and consistent comparison of the Company's operating performance and allows investors to more easily compare the Company's results. On March 19, 2024, the Company closed on a three-year extension of the Fashion Outlets of Niagara non-recourse loan and all default interest expense was reversed. Effective April 9, 2024, default interest expense has been accrued on the non-recourse loan on Santa Monica Place. GAAP requires that the Company accrue default interest expense, which is not expected to be paid and is expected to be reversed once a loan is modified or once title to the mortgaged loan collateral is transferred. The Company believes that the accrual of default interest on non-recourse loans, and the related reversal thereof should be excluded. The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded. Effective in the first quarter of 2024, the Company updated its presentation to exclude gain or loss on non-real estate investments for the reasons noted above. The Company recast the presentation for prior periods to reflect this change.
The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net (loss) income attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments(c):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2024	2023	2024	2023
Net (loss) income attributable to the Company	$(108,189)	($262,547)	$17,090	($336,244)
Adjustments to reconcile net (loss) income attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted:
Noncontrolling interests in the OP	(5,056)	(10,939)	791	(14,009)
Loss (gain) on sale or write down of consolidated assets, net	16,605	149,287	(272,306)	135,229
Add: gain on undepreciated asset sales from consolidated assets	222	480	455	2,968
Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	—	338	330	2,224
Loss on sale or write down of assets from unconsolidated joint ventures (pro rata), net	66,969	101,048	176,150	152,396
Add: gain on undepreciated asset sales from unconsolidated joint ventures (pro rata)	53	6,636	1,129	6,740
Depreciation and amortization on consolidated assets in consolidated joint ventures	73,299	70,755	213,326	212,596
Less depreciation and amortization allocable to noncontrolling interests	(561)	(3,660)	(3,817)	(10,927)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	39,524	42,464	119,531	127,801
Less: depreciation on personal property	(1,641)	(1,905)	(5,209)	(6,053)
FFO attributable to common stockholders and unit holders - basic and diluted	81,225	91,957	247,470	272,721
Financing expense in connection with Chandler Freehold	—	3,089	(12,829)	(259)
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold - basic and diluted	81,225	95,046	234,641	272,462
Accrued default interest expense	3,067	4,050	4,789	4,050
Loss on non-real estate investments	1,676	1,457	9,235	9,014
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments - basic and diluted	$85,968	$100,553	$248,665	$285,526

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2024	2023	2024	2023
EPS - diluted	$(0.50)	$(1.22)	$0.08	$(1.56)
Per share impact of depreciation and amortization of real estate	0.49	0.48	1.43	1.44
Per share impact of loss (gain) on sale or write down of assets, net	0.37	1.15	(0.42)	1.34
FFO per share - basic and diluted	0.36	0.41	1.09	1.22
Per share impact of financing expense in connection with Chandler Freehold	—	0.01	(0.06)	(0.01)
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold	0.36	0.42	1.03	1.21
Per share impact of accrued default interest expense	0.01	0.02	0.02	0.02
Per share impact of loss on non-real estate investments	0.01	0.01	0.05	0.04
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments	$0.38	$0.45	$1.10	$1.27

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net (loss) income attributable to the Company to Adjusted EBITDA, to Net Operating Income ("NOI") and to NOI - Same Centers:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2024	2023	2024	2023
Net (loss) income attributable to the Company	$(108,189)	$(262,547)	$17,090	($336,244)
Interest expense - consolidated assets	57,099	53,380	149,054	147,507
Interest expense - unconsolidated joint ventures (pro rata)	35,166	36,983	104,417	104,946
Depreciation and amortization - consolidated assets	73,299	70,755	213,326	212,596
Depreciation and amortization - unconsolidated joint ventures (pro rata)	39,524	42,464	119,531	127,801
Noncontrolling interests in the OP	(5,056)	(10,939)	791	(14,009)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(919)	(7,565)	(8,811)	(21,999)
Loss (gain) on sale or write down of assets, net - consolidated assets	16,605	149,287	(272,306)	135,229
Loss on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	66,969	101,048	176,150	152,396
Add: Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	—	338	330	2,224
Income tax expense (benefit)	545	1,672	(421)	161
Distributions on preferred units	87	87	261	261
Adjusted EBITDA (a)	175,130	174,963	499,412	510,869
REIT general and administrative expenses	6,010	5,910	20,649	21,692
Management Companies' revenues	(7,087)	(7,444)	(22,095)	(22,234)
Management Companies' operating expenses	18,843	16,513	57,492	52,852
Leasing expenses, including joint ventures at pro rata	10,606	9,380	32,238	29,006
Straight-line and above/below market adjustments	(2,714)	(667)	(1,878)	(4,169)
NOI - All Centers	200,788	198,655	585,818	588,016
NOI of non-Same Centers	(20,033)	(21,186)	(32,534)	(36,076)
NOI - Same Centers (b)	180,755	177,469	553,284	551,940
Lease termination income of Same Centers	(385)	(416)	(1,625)	(2,322)
NOI - Same Centers, excluding lease termination income (b)	$180,370	$177,053	$551,659	$549,618
NOI - Same Centers percentage change, including lease termination income (b)	1.85%		0.24%
NOI - Same Centers percentage change, excluding lease termination income (b)	1.87%		0.37%

(a)     Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(b)     The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers. The Company also presents Same Center NOI, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	9/30/2024	12/31/2023	12/31/2022
	(dollars in thousands, except per share data)
Closing common stock price per share	$18.24	$15.43	$11.26
52 week high	$18.33	$16.54	$19.18
52 week low	$9.21	$8.77	$7.40
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	99,565
Common shares and partnership units	235,824,898	226,095,455	224,230,924
Total common and equivalent shares/units outstanding	235,924,463	226,195,020	224,330,489
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,783,303	$6,919,579	$6,812,823
Equity market capitalization	4,303,262	3,490,189	2,525,961
Total market capitalization	$11,086,565	$10,409,768	$9,338,784
Debt as a percentage of total market capitalization	61.2%	66.5%	73.0%

Portfolio Capitalization at September 30, 2024

Floating Rate Debt 3.1%
Common Equity 38.8%
Fixed Rate Debt 58.1%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2023	10,118,840	215,976,615	99,565	226,195,020
Issuance (forfeiture) of stock/partnership units from restricted stock issuance or other share or unit-based plans	(14,178)	115,079	—	100,901
Balance as of March 31, 2024	10,104,662	216,091,694	99,565	226,295,921
Conversion of partnership units to common shares	(92,523)	92,523	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	219,004	—	219,004
Balance as of June 30, 2024	10,012,139	216,403,221	99,565	226,514,925
Conversion of partnership units to common shares	(134,547)	134,547	—	—
Issuance of shares from at-the-market ("ATM") program	—	9,401,596	—	9,401,596
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	7,942	—	7,942
Balance as of September 30, 2024	9,877,592	225,947,306	99,565	235,924,463

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
	2024	2024
Revenues:
Leasing revenue	$203,448	$593,061
Other income	9,689	29,372
Management Companies' revenues	7,087	22,095
Total revenues	220,224	644,528
Expenses:
Shopping center and operating expenses	75,128	219,761
Management Companies' operating expenses	18,843	57,492
Leasing expenses	9,862	29,974
REIT general and administrative expenses	6,010	20,649
Depreciation and amortization	73,299	213,326
Interest expense	57,099	149,054
Total expenses	240,241	690,256
Equity in loss of unconsolidated joint ventures	(74,931)	(205,044)
Income tax (expense) benefit	(545)	421
Loss (gain) on sale or write down of assets, net	(16,605)	272,306
Net (loss) income	(112,098)	21,955
Less net (loss) income attributable to noncontrolling interests	(3,909)	4,865
Net (loss) income attributable to the Company	$(108,189)	$17,090

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of September 30, 2024
(Dollars in thousands)

ASSETS:
Property, net (a)	$6,060,194
Cash and cash equivalents	116,475
Restricted cash	113,503
Tenant and other receivables, net	130,075
Right-of-use assets, net	112,367
Deferred charges and other assets, net	279,280
Due from affiliates	3,207
Investments in unconsolidated joint ventures	775,362
Total assets	$7,590,463

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,342,216
Accounts payable and accrued expenses	79,235
Lease liabilities	73,033
Other accrued liabilities	316,162
Distributions in excess of investments in unconsolidated joint ventures	190,701
Total liabilities	5,001,347
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,257
Additional paid-in capital	5,666,636
Accumulated deficit	(3,157,064)
Accumulated other comprehensive loss	(179)
Total stockholders' equity	2,511,650
Noncontrolling interests	77,466
Total equity	2,589,116
Total liabilities and equity	$7,590,463

(a)Includes construction in progress of $444,913.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended September 30, 2024		For the Nine Months Ended September 30, 2024
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(1,378)	$97,668	$(12,318)	$289,156
Other income	(1,021)	1,842	(3,381)	2,872
Total revenues	(2,399)	99,510	(15,699)	292,028
Expenses:
Shopping center and operating expenses	(324)	32,029	(2,905)	94,471
Leasing expense	(9)	753	(239)	2,503
Depreciation and amortization	(561)	39,524	(3,817)	119,531
Interest expense	(358)	35,166	(4,994)	104,417
Total expenses	(1,252)	107,472	(11,955)	320,922
Equity in loss of unconsolidated joint ventures	—	74,931	—	205,044
Loss on sale or write down of assets, net	—	(66,969)	(330)	(176,150)
Net income	(1,147)	—	(4,074)	—
Less net income attributable to noncontrolling interests	(1,147)	—	(4,074)	—
Net income attributable to the Company	$—	$—	$—	$—

(a)Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of September 30, 2024
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(19,396)	$2,958,647
Cash and cash equivalents	(3,803)	78,180
Restricted cash	—	41,934
Tenant and other receivables, net	(97)	64,517
Right-of-use assets, net	—	67,318
Deferred charges and other assets, net	(680)	37,162
Due from affiliates	23	(1,703)
Investments in unconsolidated joint ventures, at equity	—	(775,362)
Total assets	$(23,953)	$2,470,693

LIABILITIES AND EQUITY:
Mortgage notes payable	$(33,067)	$2,474,154
Accounts payable and accrued expenses	(330)	35,868
Lease liabilities	—	65,093
Other accrued liabilities	(22,922)	86,279
Distributions in excess of investments in unconsolidated joint ventures	—	(190,701)
Total liabilities	(56,319)	2,470,693
Equity:
Stockholders' equity	—	—
Noncontrolling interests	32,366	—
Total equity	32,366	—
Total liabilities and equity	$(23,953)	$2,470,693

(a)Represents the Company's partners' share of consolidated joint ventures.

(b)This includes $8 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $104,519 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON GAAP PRO RATA SCHEDULE OF LEASING REVENUE (unaudited)
(Dollars in thousands)

	For the Three Months Ended September 30, 2024
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$132,807	$(1,009)	$131,798	$66,644	$198,442
Percentage rents	6,214	(18)	6,196	4,114	10,310
Tenant recoveries	58,675	(316)	58,359	24,029	82,388
Other	5,892	(22)	5,870	2,158	8,028
Bad debt (expense) income	(140)	(13)	(153)	723	570
Total leasing revenue	$203,448	$(1,378)	$202,070	$97,668	$299,738

	For the Nine Months Ended September 30, 2024
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$392,341	$(9,077)	$383,264	$201,292	$584,556
Percentage rents	11,683	(79)	11,604	8,593	20,197
Tenant recoveries	175,131	(2,930)	172,201	73,021	245,222
Other	18,478	(303)	18,175	6,815	24,990
Bad debt expense	(4,572)	71	(4,501)	(565)	(5,066)
Total leasing revenue	$593,061	$(12,318)	$580,743	$289,156	$869,899

(a)Represents the Company’s partners’ share of consolidated joint ventures.

(b)Includes lease termination income, straight-line rental income and above/below market adjustments to minimum rents.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)

	As of September 30,
	2024	2023

	dollars in millions
Straight-line rent receivable	$152.0	$171.5

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023

	dollars in millions
Lease termination income (b)	$0.5	$1.3	$1.8	$4.0
Straight-line rental income (expense) (b)	$1.5	$(0.3)	$(2.4)	$0.2
Business development and parking income (c)	$14.0	$14.5	$41.5	$47.8
Gain on sales or write down of undepreciated assets	$0.3	$7.1	$1.6	$9.7
Amortization of acquired above and below-market leases, net revenue (b)	$1.2	$1.0	$4.3	$4.0
Amortization of debt discounts, net	$(4.2)	$(0.3)	$(7.2)	$(1.0)
Bad debt (income) expense (b)	$(0.6)	$(0.5)	$5.1	$(2.3)
Leasing expense	$10.6	$9.4	$32.2	$29.0
Interest capitalized	$7.6	$8.8	$23.1	$24.6

Chandler Freehold financing arrangement (d):
Distributions equal to partners' share of net income (loss)	$—	$0.3	$1.6	$0.2
Distributions in excess of partners' share of net income (e)	—	1.1	1.0	5.3
Fair value adjustment (e)	—	2.0	(13.8)	(5.5)
Total Chandler Freehold financing arrangement expense (d)	$—	$3.4	$(11.2)	$—

(a)All joint venture amounts included at pro rata.

(b)Included in leasing revenue.

(c)Included in leasing revenue and other income.

(d)Included in interest expense.

(e)The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income. Effective with the quarter ending September 30, 2024, these accounting adjustments will no longer be applicable due to the Company accounting for its investment in Chandler Fashion Center under the equity method of accounting effective June 13, 2024.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)

	For the Nine Months Ended September 30,		For the Twelve Months Ended December 31,
	2024	2023	2023	2022
	dollars in millions
Consolidated Centers
Acquisitions of property, building improvement and equipment (b)	$69.6	$69.3	$83.0	$49.5
Development, redevelopment, expansions and renovations of Centers	66.9	56.6	94.6	55.5
Tenant allowances	12.7	22.5	27.1	25.0
Deferred leasing charges	3.3	4.8	5.6	2.4
Total	$152.5	$153.2	$210.3	$132.4
Unconsolidated Joint Venture Centers
Acquisitions of property, building improvement and equipment	$9.8	$8.8	$17.6	$13.2
Development, redevelopment, expansions and renovations of Centers	27.4	51.9	58.1	74.6
Tenant allowances	12.8	11.1	18.5	16.8
Deferred leasing charges	3.8	3.4	4.6	4.1
Total	$53.8	$75.2	$98.8	$108.7

(a)All joint venture amounts at pro rata.

(b)For the nine months ended September 30, 2024, this includes the cash paid of $36.5 million on May 14, 2024, for the Company’s acquisition of its joint venture partners’ 40% interest in Arrowhead Towne Center and South Plains Mall. The total purchase price also included the assumption of the partners’ share of debt. The Company now owns 100% of these regional retail centers. For the nine months ended September 30, 2023, this includes the Company’s acquisition of its joint venture partners’ (Seritage Growth Partners) 50% interest in five former Sears parcels on May 18, 2023 for $46.7 million. The Company now owns 100% of these five parcels located at Chandler Fashion Center, Danbury Fair Mall, Freehold Raceway Mall, Los Cerritos Center and Washington Square.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Trailing Twelve Month Sales Per Square Foot (a)

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
9/30/2024	$708	$1,018	$834
9/30/2023	$719	$1,007	$847
12/31/2023	$712	$990	$836

(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of 12 months. Sales per square foot are based on tenants 10,000 square feet and under for retail Centers. Sales per square foot exclude Centers under development and redevelopment.

Trailing Twelve Month Sales Per Square Foot
$847
$836
$834
September 2023
December 2023
September 2024

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
9/30/2024	93.4%	94.0%	93.7%
9/30/2023	93.4%	93.5%	93.4%
12/31/2023	93.6%	93.5%	93.5%
12/31/2022	92.7%	92.5%	92.6%

(a)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes all Centers under development and redevelopment.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Average Base Rent Per Square Foot(a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
9/30/2024	$63.04	$61.69	$58.75
9/30/2023	$61.82	$55.18	$51.81
12/31/2023	$61.66	$58.97	$50.14
12/31/2022	$60.72	$56.63	$56.44
Unconsolidated Joint Venture Centers
9/30/2024	$74.39	$80.29	$62.53
9/30/2023	$70.10	$67.27	$57.27
12/31/2023	$70.42	$64.42	$55.74
12/31/2022	$67.37	$69.88	$62.72
All Retail Centers
9/30/2024	$66.45	$66.98	$59.86
9/30/2023	$64.71	$59.27	$53.58
12/31/2023	$64.68	$61.00	$52.04
12/31/2022	$63.06	$60.48	$58.16

(a)Average base rent per square foot is based on spaces 10,000 square feet and under. All joint venture amounts are included at pro rata. Centers under development and redevelopment are excluded.

(b)Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.

(d)The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Cost of Occupancy

	For the Twelve Months Ended
	September 30, 2024	December 31, 2023
Consolidated Centers
Minimum rents	8.2%	7.9%
Percentage rents	0.6%	0.8%
Expense recoveries (a)	3.3%	3.4%
Total	12.1%	12.1%

Unconsolidated Joint Venture Centers
Minimum rents	7.3%	7.1%
Percentage rents	1.0%	1.1%
Expense recoveries (a)	3.0%	2.9%
Total	11.3%	11.1%

All Centers
Minimum rents	7.7%	7.5%
Percentage rents	0.8%	0.9%
Expense recoveries (a)	3.2%	3.2%
Total	11.7%	11.6%

(a)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Net Operating Income by State

State	% of Portfolio 2024 Estimated Pro Rata Real Estate NOI(a)
California	27.0%
New York	19.6%
Arizona	18.8%
Pennsylvania & Virginia	9.2%
New Jersey & Connecticut	8.6%
Oregon	6.3%
Colorado & Illinois	6.2%
Other(b)	4.3%
Total	100.0%

(a)The percentage of Portfolio 2024 Estimated Pro Rata Real Estate NOI excludes disposed properties, straight-line and above/below market adjustments to minimum rents. Portfolio 2024 Estimated Pro Rata Real Estate NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)“Other” includes Indiana, Iowa, North Dakota, and Texas.

The Macerich Company
Property Listing
September 30, 2024
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	100%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,079,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,274,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	737,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,017,000
5	100%	Fashion District Philadelphia Philadelphia, Pennsylvania	1977/2014	2019	802,000
6	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	529,000
7	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	672,000
8	100%	Freehold Raceway Mall Freehold, New Jersey	1990/2005	2007	1,538,000
9	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	974,000
10	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	ongoing	2,062,000
11	100%	Inland Center San Bernardino, California	1966/2004	2016	668,000
12	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,145,000
13	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	325,000
14	100%	Lakewood Center(d) Lakewood, California	1953/1975	2008	2,048,000
15	100%	Los Cerritos Center(d) Cerritos, California	1971/1999	2016	1,012,000
16	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	855,000
17	100%	Oaks, The Thousand Oaks, California	1978/2002	2017	1,206,000
18	100%	Pacific View Ventura, California	1965/1996	2001	884,000
19	100%	Queens Center(c) Queens, New York	1973/1995	2004	968,000
20	100%	Santa Monica Place(e) Santa Monica, California	1980/1999	ongoing	533,000
21	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,200,000
22	100%	South Plains Mall Lubbock, Texas	1972/1998	ongoing	1,243,000
23	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	802,000

The Macerich Company
Property Listing
September 30, 2024

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
24	100%	Stonewood Center(c) Downey, California	1953/1997	1991	926,000
25	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	955,000
26	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	506,000
27	100%	Valley River Center Eugene, Oregon	1969/2006	2007	814,000
28	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	576,000
29	100%	Vintage Faire Mall Modesto, California	1977/1996	2020	916,000
30	100%	Washington Square(d) Portland, Oregon	1974/1999	2005	1,299,000
31	100%	Wilton Mall Saratoga Springs, New York	1990/2005	2020	740,000
		Total Consolidated Centers			30,305,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
32	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	996,000
33	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	2023	1,401,000
34	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	501,000
35	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	1,008,000
36	51%	Flatiron Crossing Broomfield, Colorado	2000/2002	ongoing	1,391,000
37	50%	Kierland Commons Phoenix, Arizona	1999/2005	2003	438,000
38	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	ongoing	2,117,000
39	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	676,000
40	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,848,000
41	19%	West Acres Fargo, North Dakota	1972/1986	2001	673,000
		Total Unconsolidated Joint Venture Centers			11,049,000
		Total Retail Centers			41,354,000

The Macerich Company
Property Listing
September 30, 2024

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(f) Queens, New York	2006/2011	2013	374,000
2	50%	Boulevard Shops(f) Chandler, Arizona	2001/2002	2004	205,000
3	100%	Southridge Center(g) Des Moines, Iowa	1975/1998	2013	791,000
		Total Community / Power Centers			1,370,000
OTHER ASSETS:
	100%	Various(g)	—	—	191,000
	50%	Scottsdale Fashion Square-Office(f) Scottsdale, Arizona	1984/2002	2016	123,000
	50%	Tysons Corner Center-Office(f) Tysons Corner, Virginia	1999/2005	2012	172,000
	50%	Hyatt Regency Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	399,000
	50%	Tysons Tower(f) Tysons Corner, Virginia	2014	2014	550,000
OTHER ASSETS UNDER REDEVELOPMENT:
	5%	Paradise Valley Mall (f)(h) Phoenix, Arizona	1979/2002	ongoing	303,000
		Total Other Assets			2,028,000
		Grand Total			44,752,000

The Company owned or had an ownership interest in 41 retail centers (including office, hotel and residential space adjacent to these shopping centers), three community/power shopping centers and one redevelopment property. With the exception of the Centers indicated with footnote (c) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.

(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.

(b)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(c)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.

(d)On October 24, 2024, the Company acquired its partner’s 40% interest in the Pacific Premier Retail Trust portfolio, which includes Washington Square, Los Cerritos Center, and Lakewood Center. All three assets are now wholly owned by the Company.

(e)Effective April 9, 2024, the loan encumbering this property is in default. The Company is in negotiations with the lender on terms of this non-recourse loan.

(f)Included in Unconsolidated Joint Venture Centers.

(g)Included in Consolidated Centers.

(h)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former retail center into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Joint Venture List
September 30, 2024
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures and consolidated joint ventures. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	374,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	205,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	996,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,401,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	501,000
Deptford Mall	51%	51%	Macerich HHF Centers LLC	1,008,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,391,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	438,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Paradise Valley Mall	5%	5%	Various Entities	303,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,200,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	2,117,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	123,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	676,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,848,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	172,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	550,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	399,000
West Acres	19%	19%	West Acres Development, LLP	673,000

(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.

(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.

(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(d)This Center has a former Sears store, which was acquired from joint venture partner Seritage Growth Partners and is now wholly owned and controlled by Macerich. The GLA of the former Sears store, or tenant replacing the former Sears store, at this Center is included in Total GLA at the center level.

(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership or a loan refinancing event, distributions are made in the following order: pro rata 49.9% to the third-party partner and 50.1% to the Company until a 14% internal rate of return on and of certain capital expenditures is received; to the Company until it receives approximately $38.0 million; and, thereafter, pro rata 49.9% to the third-party partner and 50.1% to the Company.

The Macerich Company
Net Debt to EBITDA
(Dollars in Thousands, at Company's Pro Rata Share)

Total Company's Pro Rata Share of Debt		$6,783,303
Less: Cash, including joint ventures at the Company's share		(190,852)
Restricted Cash, including joint ventures at the Company's share	$(155,437)
Exclude: Restricted Cash that is not loan cash collateral	56,004
Less: Restricted Cash - loan cash collateral		(99,433)	(a)
Less: Debt for Santa Monica Place (lender-controlled)		(298,462)
Net Debt		6,194,556	(b)

Adjusted EBITDA (trailing twelve months)	$710,584		(c)
Plus: Leasing expenses (trailing twelve months)	42,450		(d)
Plus: EBITDA Impact from investment (gains)/losses on non-real estate investments (trailing twelve months)	12,679		(e)
Plus: adjustment for acquisitions and dispositions (trailing twelve months)	(13,060)		(f)
Adjusted EBITDA, as further modified (trailing twelve months)		$752,653

Net Debt to Adjusted EBITDA, as further modified		8.23x	(g)

(a)Represents Restricted Cash that is held by lenders for various purposes, which effectively serves as cash collateral to the underlying loan until the cash is recouped into liquid resources by the borrower.

(b)Net Debt is a non-GAAP measure which represents Debt less Cash and Restricted Cash. Management believes that the presentation of Net Debt provides useful information to investors because it reviews Net Debt as part of its management of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.

(c)Adjusted EBITDA for the trailing twelve months is calculated as follows:

	Add:	Subtract:	Add:
	For the Nine Months Ended	For the Nine Months Ended	For the Twelve Months Ended	Trailing Twelve Months
	September 30, 2024	September 30, 2024	December 31, 2023	September 30, 2024
Adjusted EBITDA, as reported	$499,412	$510,869	$722,041	$710,584

For a reconciliation of net (loss) income to Adjusted EBITDA for the nine months ended September 30, 2024 and 2023 see page 8 and for the the twelve months ended December 31, 2023, see the Company's Supplemental Information for the fourth quarter on the Company's website.

(d)GAAP provides that leasing costs incurred through outside, external leasing brokers may be capitalized. However, leasing compensation incurred through internally staffed leasing personnel generally may not be capitalized and must be expensed. Management believes adding back these leasing expenses provides useful information to investors because it allows them to more easily compare the Company's results to other REITs.

(e)The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded from Adjusted EBITDA.

(f)Represents the net forward EBITDA adjustment to properly account for the trailing twelve-months Adjusted EBITDA for: A) the acquisitions of: i) Freehold Raceway Mall, ii) Arrowhead Towne Center and iii) South Plains Mall; B) the dispositions of i) Flagstaff Marketplace, ii) Towne Mall, iii) One Westside, iv) Country Club Plaza, v) Biltmore Fashion Park and vi) the stand-alone parcel at Valle Vista Mall; and C) loans in default for which the Company anticipates transferring title to the underlying property for Santa Monica Place.

(g)Net Debt to Adjusted EBITDA, as further modified, is calculated using net debt as of period end divided by Adjusted EBITDA, as further modified, for the twelve months then ended. Management uses this ratio to evaluate the Company's capital structure and financial leverage. This ratio is also commonly used in the Company's industry, and management believes it provides a meaningful supplemental measure of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of September 30, 2024
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$4,043,754	$298,462	$4,342,216
Bank and other notes payable	—	—	—
Total debt per Consolidated Balance Sheet	4,043,754	298,462	4,342,216
Adjustments:
Less: Noncontrolling interests share of debt from consolidated joint ventures	(33,067)	—	(33,067)
Adjusted Consolidated Debt	4,010,687	298,462	4,309,149
Add: Company’s share of debt from unconsolidated joint ventures	2,429,352	44,802	2,474,154
Total Company’s Pro Rata Share of Debt	$6,440,039	$343,264	$6,783,303
Weighted average interest rate	5.18%	7.37%	5.29%
Weighted average maturity (years)			3.46

(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of September 30, 2024
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
Queens Center (b)	01/01/25	3.49%	$600,000	$—	$600,000
South Plains Mall	11/06/25	7.97%	192,198	—	192,198
Vintage Faire Mall	03/06/26	3.55%	221,730	—	221,730
Oaks, The	06/05/26	7.75%	148,036	—	148,036
Fashion Outlets of Niagara Falls USA	10/06/26	6.52%	81,565	—	81,565
Fresno Fashion Fair	11/01/26	3.67%	324,603	—	324,603
Green Acres Mall	01/06/28	6.62%	361,277	—	361,277
Arrowhead Towne Center	02/01/28	6.75%	351,639	—	351,639
SanTan Village Regional Center (c)	07/01/29	4.34%	186,506	—	186,506
Freehold Raceway Mall	11/01/29	3.94%	399,169	—	399,169
Kings Plaza Shopping Center	01/01/30	3.71%	537,342	—	537,342
Fashion Outlets of Chicago	02/01/31	4.61%	299,442	—	299,442
Pacific View	05/06/32	5.45%	70,770	—	70,770
Danbury Fair Mall	02/06/34	6.59%	152,071	—	152,071
Victor Valley, Mall of	09/06/34	6.80%	84,339		84,339
Total Fixed Rate Debt for Consolidated Assets		4.93%	$4,010,687	$—	$4,010,687
Santa Monica Place (d),(e)	12/09/25	7.05%	$—	$298,462	$298,462
The Macerich Partnership, L.P. - Line of Credit (e),(f)	02/01/28	—	—	—	—
Total Floating Rate Debt for Consolidated Assets		7.05%	$—	$298,462	$298,462
Total Debt for Consolidated Assets		5.08%	$4,010,687	$298,462	$4,309,149
II. Unconsolidated Assets (At Company’s pro rata share):
Paradise Valley I (5%) (g)	10/29/24	5.00%	$892	$—	$892
FlatIron Crossing (51%) (h)	02/09/25	9.55%	86,224	—	86,224
Twenty Ninth Street (51%)	02/06/26	4.10%	76,500	—	76,500
Deptford Mall (51%) (e)	04/03/26	3.98%	71,920	—	71,920
Lakewood Center (60%)	06/01/26	4.15%	193,804	—	193,804
Paradise Valley II (5%)	07/21/26	6.95%	945	—	945
Washington Square (60%) (e),(h)	11/01/26	8.18%	291,633	—	291,633
Kierland Commons (50%)	04/01/27	3.98%	95,569	—	95,569
Los Cerritos Center (60%)	11/01/27	4.00%	298,689	—	298,689
Scottsdale Fashion Square (50%)	03/06/28	6.28%	349,166	—	349,166
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	108,170	—	108,170
Tysons Corner Center (50%)	12/06/28	6.89%	350,755	—	350,755
Chandler Fashion Center (50.1%)	07/05/29	7.15%	137,171	—	137,171
West Acres - Development (19%)	10/10/29	3.72%	1,159	—	1,159
Tysons Tower (50%)	10/11/29	3.38%	94,683	—	94,683
Broadway Plaza (50%)	04/01/30	4.19%	215,152	—	215,152
Tysons VITA (50%)	12/01/30	3.43%	44,656	—	44,656
West Acres (19%)	03/01/32	4.61%	12,264	—	12,264
Total Fixed Rate Debt for Unconsolidated Assets		5.60%	$2,429,352	$—	$2,429,352
Atlas Park (50%) (e)	11/09/26	10.00%	$—	$32,471	$32,471
Paradise Valley Retail (5%) (e)	02/03/27	8.33%	—	528	528
Boulevard Shops (50%)	12/05/28	8.01%	—	11,803	11,803
Total Floating Rate Debt for Unconsolidated Assets		9.46%	$—	$44,802	$44,802
Total Debt for Unconsolidated Assets		5.67%	$2,429,352	$44,802	$2,474,154
Total Debt		5.29%	$6,440,039	$343,264	$6,783,303
Percentage to Total			94.94%	5.06%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date
(a)The debt balances include the unamortized debt discounts and loan finance costs. Debt discounts represent the deficiency of the fair value of debt below the principal value of debt assumed in various acquisitions. Debt discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt discounts and loan finance costs.

(b)On October 28, 2024, the Company closed a $525 million, five-year refinance of the loan on Queens Center. The new loan bears a fixed interest rate of 5.37%, is interest only during the entire loan term and matures on November 6, 2029.

(c)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.

(d)Effective April 9, 2024, the loan is in default. The Company is in negotiations with the lender on the terms of this non-recourse loan.

(e)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.

(f)As of September 30, 2024, there were no borrowings outstanding under the credit facility. Unamortized deferred finance costs of $12.6 million, which are netted against balances outstanding or are reclassified as an asset when there are no borrowings on the credit facility, which was the case as of September 30, 2024.

(g)On October 11, 2024, the Company's joint venture closed a two-year extension of this loan. The extended loan amount can be drawn up to $30.3 million ($1.5 million at the Company's pro rata share) and will bear interest at a floating rate of SOFR plus 3.75% with a floor of 7.00% and has a maturity date of October 29, 2026.

(h)This loan requires an interest rate cap agreement to be in place at all times, which limits how high the prevailing floating loan rate benchmark index (i.e. SOFR) for the loan can rise. As of the date of this document, SOFR for this loan exceeded the strike interest rate within the required interest rate cap agreement and is considered fixed rate debt.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of September 30, 2024
In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%			Ownership %	Pro Rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to-Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
FlatIron Crossing Broomfield, CO	Development of luxury, multi-family residential units, new/repurposed retail and food & beverage uses, and a community plaza, and redevelopment of the vacant former Nordstrom store.	$240	—	$260	43.4% and 51% (d)	$120	—	$130	$8	2027	8.5% - 9.5% (e)
Green Acres Mall Valley Stream, NY	Redevelopment of northeast quadrant of mall property, new exterior shops and façade, apprx. 385,000 sf of leasing including new grocery use, redevelopment of vacant anchor building and demolition of another vacant anchor building.	$120	—	$140	100%	$120	—	$140	$17	2026	13% - 14%
Scottsdale Fashion Square Scottsdale, AZ	Redevelopment of two-level Nordstrom wing with luxury-focused retail and restaurant uses	$84	—	$90	50%	$42	—	$45	$24	2024/2025	16% - 18%
TOTAL		$444	—	$490		$282	—	$315	$49

(a)Much of this information is estimated and may change from time to time. See the Company's forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.

(b)This excludes GAAP allocations of non-cash and indirect costs.

(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non-cash and indirect costs.

(d)The Company's ownership percentage in the residential project is expected to be 43.4%, and its ownership interest in the balance of the property other than the residential component is 51%.

(e)After considering estimated residential financing, the Company's estimated share of net equity is $67 - $77 million and the Company's estimated levered, stabilized yield is 10.5% - 11.5%.

The Macerich Company
Corporate Information
Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2024, 2023 and 2022 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2022	$19.18	$13.93	$0.15
June 30, 2022	$15.77	$8.42	$0.15
September 30, 2022	$11.72	$7.40	$0.15
December 31, 2022	$13.53	$7.83	$0.17
March 31, 2023	$14.51	$8.77	$0.17
June 30, 2023	$11.58	$9.05	$0.17
September 30, 2023	$12.99	$10.65	$0.17
December 31, 2023	$16.54	$9.21	$0.17
March 31, 2024	$17.69	$14.66	$0.17
June 30, 2024	$17.20	$12.99	$0.17
September 30, 2024	$18.33	$13.85	$0.17

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 43006
Santa Monica, California 90401	Providence, RI 02940-3006
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit www.macerich.com.

Investor Relations

Samantha Greening
Assistant Vice President, Investor Relations
Phone: 603-953-6203
samantha.greening@macerich.com